Exhibit 99.1

Minerco Resources, Inc., Negotiating 30 Year Operations Contract with Honduran Government

Houston, TX   June 21,  2010--Minerco Resources, Inc., (“OTCBB: MINE”), A progressive developer, producer and provider of clean, renewable energy solutions in Latin America, announced today the company  is currently negotiating the terms of the 30 Year Operations Contract with Secretaria de Recursos Naturales y Ambiente (“SERNA”), Honduras’s Natural Resources and Environmental Ministry, for its Chiligatoro Hydro-Electric Project.

As previously released, the National Commission of Energy (¨NCE¨) approved the Chiligatoro Project with an initial capacity of 5.2 mega-watts with consideration for increased capacity based on final plant design and SERNA approval. Minerco expects to receive increased capacity approval after submission of the Final Design.

The NCE Approval defined an initial capacity of 5.2 mega-watts per hour, which equates to 45,552 mega-watts per year, and a term of 30 years for a total of 1.37 million mega-watts over the term of the agreement.  The company is also negotiating for a “First Right of Refusal” for renewal and allowances for all generation, sales and transmission of energy from the Chiligatoro Project. Additionally, the Approval’s “Transmission Clause” provides Minerco with the ability to charge transmission fees from other operators through the Minerco owned transmission lines.

Energy sales rates are defined by National Decree and are based on season and peak hours. All electricity sales are paid in US Dollars for the life of the Contract. Electricity prices currently range from US$93 to US$109 per mega-watt hour of energy delivered. SERNA and Empresa Nacional de Energia Electrica, Honduras National Electric Company (“ENEE”) will further define energy sales (rates) and stipulations in the Operations Contract which is being negotiated by Minerco. Based on the current Marginal Energy rates and Honduran Clean Energy incentives as defined by National Decree, Minerco expects receive a sales mega-watt-hour rate at the higher end of the range.

Please contact: C. Jones Consulting, Inc. @ cjones@cjonesconsulting.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company's ability to perform under existing contracts or to procure future contracts. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements. C. Jones Consulting, Inc. is being compensated $4000.00/month to handle Investor Relations.